UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(B) OR (G) OF THE

SECURITIES EXCHANGE ACT OF 1934

Unigene Laboratories, Inc.

(Exact name of registrant as specified in its charter)

Delaware	22-2328609
(State of incorporation or organization)	(IRS Employer Identification No.)

81 Fulton Street, Boonton, New Jersey	07005
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

None.

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☐

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☒

Securities Act registration statement file number to which this Form relates: Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock Purchase Rights.

(Title of class)

Item 1.	Description of Registrant’s Securities to be Registered

In connection with the execution and delivery of the Amended and Restated Financing Agreement dated as of March 16, 2010, by and among Unigene Laboratories, Inc. (the “Company”), Victory Park Management, LLC, as administrative agent and collateral agent, and the Lenders party thereto (together with any Related Funds (as defined therein) and each of their respective Affiliates (as defined therein), successors and assigns, collectively, the “VPC Parties”) (together with the Senior Secured Convertible Notes issuable thereunder (the “Convertible Notes”) and all other exhibits and schedules thereto, and as the same may have been and may hereafter be amended, restated, modified and supplemented from time to time, the “Financing Agreement” and such amendment and restatement and the transactions contemplated by the Financing Agreement, herein referred to as the “Restructuring”), the Company and Registrar and Transfer Company, as rights agent (the “Rights Agent”), entered into the Amendment to Rights Agreement (the “Amendment”), dated as of March 16, 2010, immediately prior to and in connection with the execution and delivery of the Financing Agreement. The Rights Agreement between the Company and the Rights Agent dated as of December 20, 2002 (the “Rights Agreement”), is attached as an exhibit to the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission (the “SEC”) on December 23, 2002. The Amendment is included as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 17, 2010. The description of the Amendment contained herein does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement and the Amendment, which are incorporated herein by reference. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Rights Agreement, unless otherwise provided herein.

The Amendment amended the Rights Agreement to provide, among other things, that none of the VPC Parties shall be or be deemed to be an Acquiring Person, either individually or collectively, by virtue of, and no holder of Rights shall be entitled to exercise such Rights solely by reason of, (i) the approval, execution, delivery or performance of the Financing Agreement, (ii) the public announcement of the Restructuring, (iii) the consummation of the Restructuring, (iv) the acquiring of Beneficial Ownership of Common Stock by any VPC Party (A) in connection with the Restructuring, (B) upon the Conversion Commencement Date (as defined in the Convertible Notes), (C) upon conversion of the Convertible Notes, (D) upon the Stockholder Approval or the Filing (each as defined in the Financing Agreement), or (E) otherwise pursuant to the Financing Agreement, or (v) the VPC Parties’ ownership of the Securities (as defined in the Financing Agreement) or any other securities of the Company.

Item 2.	Exhibits

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Document

4.1	Rights Agreement dated as of December 20, 2002 between Unigene Laboratories, Inc. and Registrar and Transfer Company, as Rights Agent, which includes as Exhibit A the Form of Right Certificate, incorporated by reference to Exhibit 1.1 to the Registrant’s Registration Statement on Form 8-A filed on December 23, 2002.

4.2	First Amendment to Rights Agreement, dated as of March 16, 2010, between Unigene Laboratories, Inc. and Registrar and Transfer Company, as Rights Agent, incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on March 17, 2010.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

UNIGENE LABORATORIES, INC.

By	/s/ WARREN P. LEVY
Warren P. Levy
President and Chief Executive Officer

Date: March 17, 2010

EXHIBIT INDEX

Exhibit Number	Document

4.1	Rights Agreement dated as of December 20, 2002 between Unigene Laboratories, Inc. and Registrar and Transfer Company, as Rights Agent, which includes as Exhibit A the Form of Right Certificate, incorporated by reference to Exhibit 1.1 to the Registrant’s Registration Statement on Form 8-A filed on December 23, 2002.

4.2	First Amendment to Rights Agreement, dated as of March 16, 2010, between Unigene Laboratories, Inc. and Registrar and Transfer Company, as Rights Agent, incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on March 17, 2010.